Exhibit 99.1

South Shore Resources Inc. Increasing Global Awareness of Its HyPro 1 Hydrogen Generating Module

Providenciales, Turks & Caicos – January 22, 2009 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) today announced that to assist in increasing global awareness of its products and corporate profile it has now incorporated language translation services to its online Press Releases. This will assist in offsetting any language barriers which may have been encountered by visitors and the investment community in the past.

The company’s online Press Release webpage www.southshoreresourcesinc.com/press/press-release.html now has the ability to be viewed in 6 different languages (English, French, German, Spanish, Italian & Greek).

All the visitors have to do is select the links to the translations at the bottom of each Press Release.

The Company has available for viewing online a corporate video at www.southshoreresourcesinc.com which sets out the design and function of its HyPro 1 Hydrogen Generator.

The HyPro 1 units are Hydrogen Generating Modules for Internal Combustion Engines that can be attached to any type of engine as an add-on; to enhance the combustion process, independent of the type of fuel used (gasoline, diesel, biodiesel, natural gas or ethanol). The HyPro 1 helps to increase engine performance and gas mileage while at the same time reducing exhaust emissions by electrolyzing a small amount of water which produces hydrogen and oxygen. The hydrogen and oxygen mixture is then injected into the engine’s intake manifold providing the fuel with clean burning energy.

About South Shore Resources Inc.:
South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward-looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.